UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 11, 2013

AVIV REIT, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-35841	27-3200673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 W. Madison Street, Suite 2400 Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 855-0930

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry in to a Material Definitive Agreement

The information contained in Item 5.02 concerning the entry by Aviv REIT, Inc. (the “Company”) into the Employment Agreement (as defined below) is incorporated by reference into this Item 1.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)-(c)

On November 11, 2013, the Company issued a press release announcing that it has hired Mark L. Wetzel, age 55, as Chief Financial Officer and Treasurer of the Company. Mr. Wetzel replaces James H. Lyman, the Company’s previous Chief Financial Officer and Treasurer. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Before Mr. Wetzel’s appointment as Chief Financial Officer and Treasurer of the Company, he served as Executive Vice President, Chief Financial Officer and Treasurer of DuPont Fabros Technology, Inc., a wholesale data center REIT from 2008 to 2013 where he was responsible for all matters relating to accounting, corporate finance, capital markets and investor relations. From 2006 to 2007, Mr. Wetzel was the Chief Financial Officer of Vornado Realty Trust’s Merchandise Mart division. From 1994 to 2006, Mr. Wetzel served in various senior executive financial positions with Equity Residential, most recently serving as Senior Vice President and Chief Accounting Officer. From 1982 to 1994, Mr. Wetzel served in various positions in the real estate and public accounting industries. Mr. Wetzel received a Master of Business Administration degree from Xavier University and a Bachelor of Science degree in Accounting from Gannon University. Mr. Wetzel is also a non-practicing Certified Public Accountant.

(e)

On November 8, 2013, the Company and Mr. Wetzel entered into an Employment Agreement (the “Employment Agreement”) providing for Mr. Wetzel’s employment as Chief Financial Officer and Treasurer of the Company for a term of four years with a base salary of $345,000 per year. Mr. Wetzel will also receive a cash payment of $249,000, payable on February 1, 2014, subject to his continuous employment through such date, which represents annual cash incentive compensation for the full year 2013. Mr. Wetzel will also be granted time-based restricted stock units (“RSUs”) under the Company’s 2013 Long-Term Incentive Plan equal to $1,800,000 that will vest in three equal installments on March 1, 2014, March 1, 2015 and March 1, 2016, subject to continued employment with the Company. The RSUs that vest on March 1, 2014 will be subject to the lock-up agreement described below. In addition, Mr. Wetzel will receive a sign-on grant of time-based RSUs equal to $500,000 that will vest in three equal installments on the first through third one-year anniversaries of the first day of his employment, subject to continued employment with the Company. In 2014, Mr. Wetzel will be eligible for an annual incentive cash payment of 60% of his base salary, or $207,000, with a potential to earn two times that amount based on successful achievement of defined company performance. In 2014, Mr. Wetzel will also be eligible for a long-term incentive grant of time-based and performance-based RSUs with a target value of $750,000.

The Employment Agreement provides for the reimbursement of reasonable relocation expenses, and for Mr. Wetzel’s participation in the Company’s benefit plans. In the event of termination by the Company without cause or by Mr. Wetzel for good reason (each as defined in the Employment Agreement), or upon Mr. Wetzel’s death or disability, he will receive accrued and unpaid salary and benefits to which he is entitled and continuation of health insurance coverage for him and/or his family under the Company’s group health plans for one year. In addition, in the event (i) of termination by the Company without cause or by Mr. Wetzel for good reason, he will receive a lump sum severance payment in an amount equal to two times the sum of his annual salary plus the average of his three most recent annual incentive cash payments received from the Company (or, if fewer than three such payments, the highest); and (ii) of termination upon Mr. Wetzel’s death or disability, Mr. Wetzel or his beneficiary or estate, as applicable, will receive a pro rated target annual bonus for the year in which the termination occurs. A copy of the Employment Agreement is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Mr. Wetzel also entered into the Company’s standard form of indemnification agreement and executed a lock-up agreement, on the same terms and for the same period as the Company’s other directors and executive officers, with respect to transfers of the Company’s securities.

Item 9.01.	Financial Statements and Exhibits.

(d) The following is a list of the exhibits filed or furnished herewith.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement dated November 8, 2013 between Aviv Asset Management, L.L.C. and Mark L. Wetzel

99.1	Press Release dated November 11, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2013	AVIV REIT, INC.

	By:	/s/ Craig M. Bernfield
	Name:	Craig M. Bernfield
	Title:	Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Employment Agreement dated November 8, 2013 between Aviv Asset Management, L.L.C. and Mark L. Wetzel

99.1	Press Release dated November 11, 2013

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